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                                                                    EXHIBIT 12.5


        Coral Reserves Natural Gas Income Fund 1990 Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges

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
                                                                                          Three months ended
                                           Years ended December 31,                            March 31,
                                           ------------------------                            ---------
                               1995       1996      1997        1998      1999             1999          2000
Earnings
--------
Pre-tax Income               211,528    543,736    508,966    212,555    258,516          18,443        64,755
Add: Interest Expense         21,161     49,100     50,364     48,475     56,102          16,183        15,113
                             -------    -------    -------    -------    -------         -------        ------
                             232,689    592,836    559,330    261,030    314,618          34,626        79,868


Fixed Charges
-------------
Interest Expense              21,161     49,100     50,364     48,475     56,102          16,183        15,113
                             -------    -------    -------    -------    -------         -------        ------



Ratio of earnings to
     fixed charges            11.0:1     12.1:1     11.1:1      5.4:1      5.6:1           2.1:1         5.3:1
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